CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to the Registration Statement on Form N-6 (No. 333-249151) (the “Registration Statement”) of our report dated April 14, 2021 relating to the financial statements of Transamerica Life Insurance Company and consent to the incorporation by reference in the Registration Statement of our report dated April 21, 2021 relating to the financial statements of each of the subaccounts of WRL Series Life Account indicated in our report. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

April 27, 2021